Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOLIDATED-TOMOKA LAND CO.

(Exact name of registrant as specified in its charter)

Florida	59-0483700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida	32117
(Address of Principal Executive Offices)	(Zip Code)

Restricted Share Award Agreement by and between Consolidated-Tomoka Land Co. and

John P. Albright dated August 1, 2011

(Full title of the plan)

Bruce W. Teeters Senior Vice President – Finance, Treasurer	Copies of all communications to: Tom McAleavey, Esq.
Consolidated-Tomoka Land Co. 1530 Cornerstone Boulevard, Suite 100	Holland & Knight LLP 200 South Orange Avenue, Suite 2600
Daytona Beach, Florida 32117	Orlando, Florida 32801
(386) 274-2202	(407) 244-5108

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $1.00 per share	96,000	$27.78	$2,666,880	$309.62

(1)	Consists of shares of common stock, par value $1.00 per share, of Consolidated-Tomoka Land Co. (the “Company”), granted as an equity inducement award in the form of restricted stock pursuant to a Restricted Share Award Agreement dated August 1, 2011, by and between Consolidated-Tomoka Land Co. and John P. Albright.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Company’s common stock issuable under the plan resulting from any stock dividend, stock split, recapitalization or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act. The fee is based on the average of the high ($27.97) and low ($27.59) sales prices of the Company’s common stock on August 4, 2011, as reported on the NYSE Amex.

EXPLANATORY NOTE

This Registration Statement covers 96,000 shares of common stock issued pursuant to the Consolidated-Tomoka Land Co. Restricted Share Award Agreement, dated August 1, 2011, between the Company and John P. Albright (the “Agreement”).

This Registration Statement contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus may be used by John P. Albright for reoffers and resales on a continuous or delayed basis in the future of up to 96,000 shares of common stock issued pursuant to the Agreement. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

REOFFER PROSPECTUS

CONSOLIDATED-TOMOKA LAND CO.

96,000 SHARES OF COMMON STOCK

We are not selling any common stock under this prospectus and will not receive any proceeds if and when the selling shareholder sells the common stock in the future. We cannot predict when or in what amounts the selling shareholder may sell any of the shares offered by this prospectus.

This prospectus relates to the offer and sale from time to time of up to 96,000 shares of our common stock by the selling shareholder named in this prospectus. The shares were issued pursuant to a restricted share award agreement. The selling shareholder may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. The selling shareholder may sell none, some or all of the shares offered by this prospectus. By selling the shares pursuant to this prospectus the selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is traded on the NYSE Amex under the symbol “CTO.” On August 1, 2011, the closing price for our common stock was $28.90 per share.

Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 9, 2011

No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Consolidated-Tomoka Land Co. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus or an offer to sell or a solicitation of an offer to buy such common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Consolidated-Tomoka Land Co. or that the information herein is correct as of any time subsequent to the date hereof.

The Company

Consolidated-Tomoka Land Co. (which is referred to as the “Company,” “we,” “our,” or “us”) is primarily engaged in real estate, income properties, and golf operations through its wholly owned subsidiaries. Real estate operations include land sales and development, agricultural operations, and leasing properties for oil and mineral exploration. Income properties primarily consist of the ownership of properties leased on a triple-net and double-net basis. Golf operations consist of the operation of two golf courses, a clubhouse facility, and food and beverage activities. These operations are predominantly located in Volusia County, Florida, with various income properties located in Florida, Georgia, and North Carolina.

Forward-Looking Statements

Certain statements contained in this prospectus (other than statements of historical fact) are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “foresee,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

Risk Factors

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements include many factors that are beyond the Company’s ability to control or estimate precisely. These risks and uncertainties include the risk factors set forth below. While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Our business is subject to a number of significant risks. The risks described below may not be the only risks which potentially could impact our business. These additional risks include those which are unknown at this time or that are currently considered immaterial. If any of the circumstances described below actually occur to a significant degree, our business, financial condition, and/or results of operations could suffer, and the trading price of our common stock could decline.

Future changes in the real estate market could affect the value of our properties and business.

We have extensive real estate holdings in the City of Daytona Beach in Volusia County, Florida. The economic growth of Daytona Beach, Florida, where the majority of our land is located, is an important factor in creating demand for our products and services. The creation of new jobs is an important factor in the economic growth of the region. The value of the real property and the revenue from related sale and/or development activities may be adversely affected by a number of factors, including:

•	national, regional, and local economic climate;

•	local real estate market conditions (such as an oversupply of land or a reduction in demand for real estate in an area);

•	competition from other available property;

•	availability of roads and utilities;

•	unexpected construction costs or delays;

•	government regulations and changes in real estate, zoning, land use, environmental or tax laws;

•	interest rate levels and the availability of financing; and

•	potential liabilities under environmental and other laws.

A further downturn in national or regional economic conditions, especially in Florida, could continue to adversely impact our business.

The collapse of the housing market, together with the crisis in the credit markets, resulted in a recession in the national economy with rising unemployment, shrinking gross domestic product and drastically reduced consumer spending. At such times, potential customers often defer or avoid real estate purchases due to the substantial costs involved.

Our business is especially sensitive to economic conditions in Florida, where our real estate (other than certain income properties) and self-developed properties are located. Florida is currently experiencing continuing weak economic conditions. There is no consensus as to when the economy will improve significantly, and Florida, as one of the hardest hit states, could take longer to recover than the rest of the nation. A prolonged economic downturn could have a material adverse effect on our business, results of operations, and financial condition.

Our future success will depend on our ability to successfully execute acquisition or development strategies.

There is no assurance that we will be able to continue to implement our strategy of investing in income properties successfully. Additionally, there is no assurance that the income property portfolio will expand at all, or if it will expand at any specified rate or to any specified size. In addition, investment in additional real estate assets is subject to a number of risks. As we expect to invest in markets other than the ones in which currently owned properties are located, we will be subject to risks associated with investment in new markets that may be relatively unfamiliar to us.

Development activities are subject to the risks normally associated with these activities. These risks include those relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks from factors beyond our control, such as weather, labor conditions, or material shortages), and the ability to obtain both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken or provide a tenant the opportunity to terminate a lease. Any of these situations may delay or eliminate proceeds or cash flows expected from these projects, which could have an adverse affect on our financial condition and results of operations.

Our operations could be negatively impacted by the loss of key management personnel.

John P. Albright became our President and Chief Executive Officer of the Company on August 1, 2011. Our future success depends, to a significant degree, on the efforts of each member of senior management. Replacement of any member of senior management could adversely affect our operations and our ability to execute business strategies. We do not have key man life insurance policies on members of senior management.

Changes in local, regional, and national economic conditions could adversely affect our business.

The real estate development industry is cyclical in nature and is particularly vulnerable to shifts in local, regional, and national economic conditions outside of our control, such as:

•	short and long-term interest rates;

•	housing demand;

•	population growth;

•	employment levels and job growth;

•	property taxes; and

•	property and casualty insurance.

The real estate business is subject to a number of economic factors including the impact of rising and falling interest rates, which can affect the ability of purchasers to obtain financing, and population growth, which impacts supply and demand for new homes, as well as goods and services; and hence, land to meet those needs.

In addition, weather conditions and natural disasters such as hurricanes, tornadoes, floods, droughts, fires, and other environmental conditions can adversely affect our business.

The real estate business is subject to environmental and land use regulations.

We are subject to a wide variety of federal, state, and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations, including those related to the use, storage, discharge, emission, and disposal of hazardous materials. Any failure to comply with these laws could result in capital or operating expenditures or the imposition of severe penalties or restrictions on operations that could adversely effect present and future operations.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. Additionally, development moratoriums may be imposed due to traffic over capacity on roads. In some areas, municipalities may enact growth control initiatives, which will restrict the number of building permits available in a given year. If municipalities in which we own land and operate take actions like these, it could have an adverse effect by causing delays, increasing costs, or limiting the ability to operate in those municipalities.

We sell property in a highly competitive market, which could affect future business.

Our competitors are primarily other landowners in the Volusia County area. These competitive conditions can make it difficult to sell land at desirable prices and can adversely affect operations, financial condition, or results of operations.

Our quarterly results are subject to variability.

We have historically derived a substantial portion of our income from land sales. The timing of commercial land sales activity is not predictable and is generally subject to the purchaser’s ability to obtain acceptable financing and approvals from the city, county and regulatory agencies for its intended use of the land on a timely basis. As these approvals are subject to third party responses, it is not uncommon for delays to occur, which affect the timing of sales closings. These timing issues have caused, and may continue to cause, our operating results to vary significantly from quarter to quarter and year to year.

Loss of revenues from major tenants would reduce cash flow.

Our two largest income property tenants—CVS and Walgreen—accounted for in excess of 16% of consolidated revenues individually and in the aggregate approximately 36% of consolidated revenues for the year ended December 31, 2010. The default, financial distress, or bankruptcy of one or both of these tenants could cause substantial vacancies. Vacancies reduce revenues until the affected properties can be re-leased and could decrease the ultimate sale value of each such vacant property. Upon the expiration of the leases that are currently in place, we may not be able to re-lease a vacant property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing.

There are a number of risks inherent in owning income properties.

Factors beyond our control can affect the performance and value of the income properties’ portfolio. Changes in national, regional, and local economic and market conditions may affect the performance of the income properties and their value. Local real estate market conditions may include excess supply and intense competition for tenants, including competition based on:

•	rental rates;

•	attractiveness and location of the property; and

•	quality of maintenance, insurance, and management services.

In addition, other factors may adversely affect the performance and value of the income properties, including changes in laws and governmental regulations, changes in interest rates, and the availability of financing.

In addition, because real estate investments are relatively illiquid, the ability to adjust the portfolio of income properties promptly in response to economic or other conditions is limited. Certain significant expenditures generally do not change in response to economic or other conditions, including debt service (if any), insurance, real estate taxes, and operating and maintenance costs.

As of December 31, 2010, the Company owned two self-developed flex-space income properties, which total approximately 31,000 square feet. These properties were over 80% leased at December 31, 2010. The Company is actively marketing these properties for lease but may not be able to lease these properties on favorable terms or at all. In addition, the lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with the Company could have a material adverse effect on the liquidity and results of operations of the Company if the Company is unable to re-lease the income properties at comparable rental rates and in a timely manner.

During early 2010, our Lakeland property was vacated by Barnes & Noble upon expiration of its lease. The Company is exploring all strategic alternatives on this 18,150 square-foot property.

Future growth and real estate development requires additional capital, the availability of which is not assured.

We expect to continue making investments in real estate development. Based on the status of several specific real estate projects, we will continue to invest significant amounts in real estate over the next several years. We could finance future expenditures from any of the following sources:

•	cash flow from operations;

•	bank borrowings;

•	non-recourse, sale leaseback, or other financing;

•	public offerings of debt or equity;

•	private placement of debt or equity; or

•	some combination of the above.

Financing for future expenditures may not be available on favorable terms or at all.

Competition and market conditions relating to golf operations could adversely affect operating results.

Golf operations face competition from similar nearby golf operations. Any new competitive golf operations that are developed close to our existing golf operations also may adversely impact results of operations. We have no intention at this time to allow golf course development on our adjoining property. Golf operations are also subject to adverse market conditions such as population trends and changing demographics, any of which could adversely affect results of operations. In addition, the golf operations may suffer if the economy weakens, if the popularity of golf decreases, or if unusual weather conditions or other factors cause a reduction in rounds played. Our golf operations are seasonal, primarily due to the impact of the winter tourist season and summer Florida heat and rain.

Our common stock is thinly traded, and therefore, the stock price may fluctuate more than the stock market as a whole.

As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Without a larger float, common stock will be less liquid than the stock of companies with broader public ownership, and as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of common stock may have a greater impact on the trading price than would be the case if our public float were larger.

Our largest shareholder’s interests may conflict with the interests of other investors, the board of directors, and management.

Our largest shareholder, Wintergreen Advisers, LLC, which owns more than 25% of our outstanding shares, has expressed support for pursuing business strategies which conflict with our current business plan. In addition, this shareholder has presented and obtained approval of certain corporate governance policies which affect operation of the Board of Directors. The effects of these changes on our profitability and operations are unknown.

We are currently involved in litigation that could be costly and divert management’s attention from operating our business.

We are currently involved in litigation with our largest shareholder, Wintergreen Advisers, LLC, relating to the inspection of certain corporate records. We are vigorously defending this action. We cannot, however, determine with certainty the outcome or resolution of this litigation or the timing of its resolution. Litigation can be expensive, lengthy, and disruptive to normal business operations.

In addition to the expense and burden incurred in defending this litigation, management’s efforts and attention may be diverted from ordinary business operations in order to address these claims.

Use of Proceeds

The Company will not receive any proceeds from the sale of the shares by the selling shareholder.

The Selling Shareholder

The shares that may be offered from time to time pursuant to this prospectus have been acquired by the selling shareholder pursuant to the Agreement. The following table sets forth (1) the name of the selling shareholder; (2) the position, office, or other material relationship between the Company and the selling shareholder; (3) the amount of the Company’s common stock beneficially owned by the selling shareholder prior to the offering as of the date of this prospectus, including shares the selling shareholder may acquire pursuant to the exercise of previously granted options which have vested or may vest within 60 days of the date of this prospectus; (4) the amount of the Company’s common stock that may be offered by the selling shareholder; and (5) the amount of the Company’s common stock to be beneficially owned by the selling shareholder subsequent to this offering of the shares by this prospectus.

Name and Position with the Company	Number of Shares Beneficially Owned prior to the Offering	Common Stock that may be Offered				Common Stock that would be Owned after the Offering
				Percent of			Percent of
		Number		Outstanding		Number	Outstanding
John P. Albright, President and Chief Executive Officer	0	96,000	*	*	*	0	*	*

*	The restricted shares will vest in six increments of 16,000 shares each, upon the price per share of Company common stock during the term of Mr. Albright’s employment (or within 60 days after termination of his employment by the Company without cause) meeting or exceeding target trailing 60-day average closing prices of $36.00, $40.00, $46.00, $53.00, $60.00 and $65.00 per share, respectively. If any increment of the restricted shares fails to satisfy the applicable stock price condition prior to six years from the grant date, that increment of the restricted shares will be forfeited.
**	Less than 1%

Plan of Distribution

Sales of shares may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the NYSE Amex, in the over-the-counter market, in any other stock exchange, market or trading facility on which the shares are traded, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. As used herein, “selling shareholder” includes donees, pledges, assignees, transferees or other successors-in-interest selling shares received from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus.

All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. To our knowledge the selling shareholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares.

The selling shareholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In connection with the sale of the shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholder may also sell shares short and deliver these shares to close out the short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus.

The selling shareholder and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to the selling shareholder’s sales in the market.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

To the extent required under the Securities Act, the aggregate amount of the selling stockholder’s shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

We cannot assure you that the selling shareholder will sell all or any portion of the shares offered hereby.

Legal Matters

Holland & Knight LLP, Orlando, Florida, has rendered an opinion as to the validity of the securities offered by this prospectus.

Experts

The consolidated balance sheets of the Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010 and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. The Company’s website is www.ctlc.com. The Company makes available on this website, free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the Company electronically files or furnishes such materials to the Commission. The Company will also provide paper copies of these filings free of charge upon a specific oral or written request for such filing to the Company’s Corporate Secretary at (386) 274-2202 or at P.O. Box 10809, Daytona Beach, Florida 32120-0809. All reports the Company files with or furnishes to the Commission are also available free of charge via the Commission’s electronic data gathering and retrieval (“EDGAR”) system available through the Commission’s website at http://www.sec.gov. The public may read and copy any materials filed by us with the Commission at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

Incorporation of Certain Documents by Reference

The Commission allows the Company to “incorporate by reference” the information it files with the Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that the Company files later with the Commission will automatically update and supersede this information. The following documents previously filed by the Company with the Commission are incorporated by reference in this prospectus:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed March 11, 2011, including portions of the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2011, filed May 9, 2011, and the fiscal quarter ended June 30, 2011, filed August 9, 2011;

•	Current Reports on Form 8-K filed February 1, 2011, February 10, 2011, April 28, 2011 (as amended on July 28, 2011), June 30, 2011, and July 6, 2011; and

•	The description of the Company’s common stock contained in the Registration Statement on Form 8-B filed July 1, 1993.

All reports and other documents subsequently filed by the Company (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a) and 15(d) of the Exchange Act, prior to the termination of the offering pursuant to this prospectus, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed by the Company (Commission File No. 1-11350) with the Commission are incorporated into this prospectus by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed March 11, 2011, including portions of the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

2.	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2011, filed May 9, 2011, and the fiscal quarter ended June 30, 2011, filed August 9, 2011;

3.	Current Reports on Form 8-K filed February 1, 2011, February 10, 2011, April 28, 2011 (as amended on July 28, 2011), June 30, 2011, and July 6, 2011; and

4.	The description of the Company’s common stock contained in the Registration Statement on Form 8-B filed July 1, 1993.

All reports and other documents subsequently filed by the Company (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a) and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Company is a Florida corporation. Section 607.0850 of the Florida Business Corporation Act, as amended (the “FBCA”) grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (2) a transaction from which the individual derived an improper personal benefit; (3) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (1) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (2) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (3) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify any director, officer, employee or agent of the Company and each person who serves or served as a director, officer, employee or agent at the request of the Company to the fullest extent authorized by law, provided that the Articles and Bylaws shall not apply to any proceeding brought by or on behalf of a director, officer, employee or agent without prior approval of the Company’s board of directors. The foregoing summaries are subject to the complete text of the FBCA and the Articles and Bylaws and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

All of the shares that may be offered pursuant to this Registration Statement were acquired by the selling stockholder without registration under the Securities Act pursuant to the exemption under Section 4(2) thereof based on the Company’s understanding of the selling stockholder’s knowledge of financial and business matters and his access to information about the Company.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation of Consolidated-Tomoka Land Co., effective April 27, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 28, 2011, and incorporated herein by this reference.

4.2	Amended and Restated Bylaws of Consolidated-Tomoka Land Co., effective April 27, 2011, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed April 28, 2011, and incorporated herein by this reference.

4.3	Employment Agreement by and between Consolidated-Tomoka Land Co. and John P. Albright, made and entered into as of June 30, 2011, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 6, 2011, and incorporated herein by this reference.

4.4	Form of Consolidated-Tomoka Land Co. Restricted Share Award Agreement by and between Consolidated-Tomoka Land Co. and John P. Albright, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 6, 2011, and incorporated herein by this reference.

4.5	Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan adopted April 28, 2010, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 4, 2010, and incorporated herein by this reference.

5	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Opinion in Exhibit 5)

23.2	Consent of KPMG LLP

24.1	Power of Attorney of the members of the Board of Directors

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on August 9, 2011.

CONSOLIDATED-TOMOKA LAND CO.

By:	/s/ John P. Albright
Name:	John P. Albright
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. Albright	President and Chief Executive Officer (Principal Executive Officer)	August 9, 2011
John P. Albright

/s/ Bruce W. Teeters	Senior Vice President – Finance, Treasurer (Principal Financial and Accounting Officer)	August 9, 2011
Bruce W. Teeters

/s/ Jeffry B. Fuqua*	Chairman of the Board, Director	August 9, 2011
Jeffry B. Fuqua

/s/ John J. Allen*	Director	August 9, 2011
John J. Allen

/s/ William H. Davison*	Director	August 9, 2011
William H. Davison

/s/ Gerald L. DeGood*	Director	August 9, 2011
Gerald L. DeGood

/s/ William H. McMunn	Director	August 9, 2011
William H. McMunn

/s/ William L. Olivari*	Director	August 9, 2011
William L. Olivari

/s/ Howard C. Serkin*	Director	August 9, 2011
Howard C. Serkin

/s/ Linda Loomis Shelley*	Director	August 9, 2011
Linda Loomis Shelley

/s/ A. Chester Skinner, III*	Director	August 9, 2011
A. Chester Skinner, III

/s/ William J. Voges*	Director	August 9, 2011
William J. Voges

/s/ Thomas P. Warlow, III*	Director	August 9, 2011
Thomas P. Warlow, III

*By:	/s/ Bruce W. Teeters
Bruce W. Teeters
Attorney-in-Fact pursuant to a power of attorney

EXHIBIT INDEX

Exhibit No. Under Reg. S-K, Item 601	Description

4.1	Amended and Restated Articles of Incorporation of Consolidated-Tomoka Land Co., effective April 27, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 28, 2011, and incorporated herein by this reference.

4.2	Amended and Restated Bylaws of Consolidated-Tomoka Land Co., effective April 27, 2011, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed April 28, 2011, and incorporated herein by this reference.

4.3	Employment Agreement by and between Consolidated-Tomoka Land Co. and John P. Albright, made and entered into as of June 30, 2011, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 6, 2011, and incorporated herein by this reference.

4.4	Form of Consolidated-Tomoka Land Co. Restricted Share Award Agreement by and between Consolidated-Tomoka Land Co. and John P. Albright, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 6, 2011, and incorporated herein by this reference.

4.5	Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan adopted April 28, 2010, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 4, 2010, and incorporated herein by this reference.

5	Opinion of Holland & Knight LLP*

23.1	Consent of Holland & Knight LLP (included in Opinion in Exhibit 5)*

23.2	Consent of KPMG LLP*

24.1	Power of Attorney of the members of the Board of Directors*

* Filed herewith